OFFICIAL NOTICE
                                         Res. No. 21-69 adopted by
                                             Board of Directors
                                               April 17, 1969


                                                  Secretary
To: Messrs. Kernan, McVity (3), Beesley, Sommers, Erway, J.H. Smith,
    Keehn, Miller, Hering, Stocker, Ferguson, Whitenight, Thomas


          RESOLUTION RE APPROVAL OF SEPARATE ACCOUNTS AND DELEGATION

             OF AUTHORITY TO ESTABLISH ADDITIONAL SEPARATE ACCOUNTS


                 ----------------------------------------------



          RESOLVED, That the Board notes with approval the authorization and creation of the Separate Accounts A, B, and C and the Separate Accounts

Nos. 1, 2, 3, 4 and T-1; and

          FURTHER RESOLVED, That the Chairman of the Board, Vice Chairman of the

Board, President and Vice President-Investments be, and each of them hereby is, authorized to establish any and all additional separate accounts deemed by such officer to be necessary or desirable for The Equitable's authorized annuity business, and having investment objectives similar to any separate account now or hereafter expressly approved by this Board.

                                              OFFICIAL NOTICE
                                         Bd. Res. B18-94, adopted by
                                             Board of Directors
                                                 May 18, 1994


                                             /s/ Molly K. Heines

                                                  M. K. HEINES
                                         Vice President and Secretary



                 ESTABLISHMENT OF UNINCORPORATED DIVISION FOR
                      COMPLEMENTARY DISTRIBUTION CHANNELS
                      -----------------------------------


          WHEREAS, by memorandum of President and Chief Operating Officer James
M. Benson to Chairman and Chief Executive Officer Joseph J. Melone, dated May 11, 1994, (submitted to and filed with the records of this meeting), a recommendation has been made to organize and establish an unincorporated division of Equitable Life, to be named "Equitable Special Products Group", which Division will be charged with developing, marketing and overseeing the administration and distribution of products offered through complementary distribution channels such as wirehouses, regional broker-dealers, financial planning firms and financial institutions (the "Recommendation");

          NOW, THEREFORE, BE IT

          RESOLVED, That upon the recommendation of Mr. Benson, the establishment of an unincorporated division of Equitable Life for the purpose of developing, marketing and overseeing the administration and distribution of products through complementary distribution channels, is hereby approved and authorized, all as more fully set forth in the Recommendation;

          FURTHER RESOLVED, That the President of the unincorporated division may designate any Equitable Life officer or employee as an officer of such division, with such title, for such period and with such powers and duties as may be specified by or pursuant to authorization of Equitable Life's Chairman and Chief Executive Officer; and

          FURTHER RESOLVED, That the officers of Equitable Life are hereby authorized to do all such things and execute and deliver all such documents as may be necessary or appropriate to carry out the intent of the foregoing Resolution.



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